UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 8, 2007

Cabot Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5667	04-2271897
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Seaport Lane, Suite 1300, Boston, Massachusetts		02210-2019
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-345-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Mr. John H. McArthur resigned from Cabot’s Board of Directors on March 8, 2007, the date of Cabot’s 2007 Annual Meeting of Stockholders. Mr. McArthur, who turned 72 in 2006, submitted his resignation in accordance with Cabot’s retirement policy for non-employee directors, which requires each such director to submit his or her resignation to the Chairman of the Board prior to, and effective at, the Annual Meeting of Stockholders next following the calendar year of such director’s seventy-second birthday.

(e) On March 8, 2007, Cabot’s stockholders approved the adoption of the Cabot Corporation Short-Term Incentive Compensation Plan (the "Plan"). Under the Plan, executive officers designated by the Compensation Committee of the Board of Directors may receive annual cash incentive compensation determined by pre-established performance goals. The Plan was adopted to ensure the tax deductibility of the annual bonus that may be earned by the five most highly paid executive officers. Under the Plan, the Compensation Committee will, no later than the ninetieth (90th) day of each fiscal year, (i) select officers eligible to participate in the Plan for that year ("Participants"); (ii) determine the Performance Goals (as defined in the Plan) that must be achieved in order for awards to paid under the Plan; and (iii) determine the total amount which may be available for payout to Participants based on the relative level of attainment of the Performance Goals. Following the close of each fiscal year, the Compensation Committee will determine whether the Performance Goals were achieved and, based on the level of achievement, the total amount available for payout to each Participant. In its sole discretion, the Compensation Committee may reduce the size, including to zero, of the actual payment to be made to any Participant. The maximum payment to any Participant under the Plan for any year will in no event exceed $5,000,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cabot Corporation

March 12, 2007	By:	Brian A. Berube

Name: Brian A. Berube
Title: Vice President and General Counsel